1

NAME OF REGISTRANT:
Franklin Investors Securities Trust
File No. 811-4986


EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders.



1. Regarding the proposal to approve or disapprove an Agreement and Plan of Reorganization between Franklin Investors Securities Trust on behalf of Global Government Fund and Templeton Income Trust on behalf of Templeton Global Bond Fund, the proposal passed by a majority of the votes cast.



      Shares          Shares
       For           Against
  5,563,168.983    209,898.117

2. Regarding the proposal to grant the proxyholders the authority to vote upon any other business, the proposal passed by a majority of the votes cast.


      Shares          Shares
       For           Against
  5,599,643.218    210,164.313


There being no further business to come before the Meeting,  upon
motion   duly  made,  seconded  and  carried,  the  Meeting   was
adjourned.


Dated:  August 9, 2001


                                   ______________________________
                                   Bruce Bohan             Acting
                                   Secretary